UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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PC GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PC GROUP, INC.
419 Park Avenue South, Suite 500
New York, New York 10016

May 21, 2010

To Our Stockholders:

On behalf of the Board of Directors of PC Group, Inc., I cordially invite you to attend the Annual Meeting of Stockholders to be held on Wednesday, June 23, 2010, commencing at 10:30 a.m., Eastern Daylight Time, at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, 26 th Floor, New York, New York 10019.

The accompanying Notice of Meeting and Proxy Statement cover the details of the matters to be presented.

A copy of the 2009 Annual Report is being mailed to you along with this Proxy Statement.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, I URGE THAT YOU PARTICIPATE BY COMPLETING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT AND WILL BE GREATLY APPRECIATED. RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.

Cordially,

PC Group, Inc.

W. Gray Hudkins
President and Chief Executive Officer

PC GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Meeting”), of PC Group, Inc. (the “Company”), which will be held on Wednesday, June 23, 2010, commencing at 10:30 a.m., Eastern Daylight Time, at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York 10019 for the following purposes:

(1)	To elect seven members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);
(2)	To authorize an Amendment to the Company’s Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors (Proposal 2);
(3)	To ratify the appointment of BDO Seidman, LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal 3); and
(4)	To transact such other business as may properly be brought before the Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on May 17, 2010 (the “Record Date”), are entitled to notice of and to vote at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 23, 2010: This proxy statement and form of proxy card, along with our 2009 Annual Report, are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. SEE THE ENCLOSED PROXY CARD FOR INSTRUCTIONS ON VOTING VIA THE INTERNET, OR SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. VOTING VIA THE INTERNET OR RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.

By order of the Board of Directors

Kathleen P. Bloch, Secretary

May 21, 2010

PC GROUP, INC.
419 Park Avenue South, Suite 500
New York, New York 10016

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on June 23, 2010

INTRODUCTION

Proxy Solicitation and General Information

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, and the enclosed form of proxy (the “Proxy Card”), are being furnished to the holders (the “Stockholders”) of the common stock, par value $0.02 per share, of PC Group, Inc., a Delaware corporation (which is sometimes referred to in this Proxy Statement as “PC Group,” “Company,” “we,” or “us”), in connection with the solicitation of proxies by our Board of Directors for use at the 2010 Annual Meeting of Stockholders to be held on Wednesday, June 23, 2010, at 10:30 a.m., Eastern Daylight Time, at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas – 26 th Floor, New York, New York 10019, and at any adjournments or postponements thereof. This Proxy Statement and the Proxy Card are first being sent to stockholders on or about May 24, 2010. Our principal executive offices are located at 419 Park Avenue South, Suite 500, New York, New York 10016.

At the Meeting, stockholders will be asked:

(1)	To elect seven members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);
(2)	To authorize an Amendment to the Company’s Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors (Proposal 2);
(3)	To ratify the appointment of BDO Seidman, LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal 3); and
(4)	To transact such other business as may properly be brought before the Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on May 17, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Each such stockholder will be entitled to one vote for each share of common stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing.

Stockholders are requested to complete, sign, date and promptly return the enclosed Proxy Card in the enclosed envelope, or to vote online in accordance with the enclosed instructions. Most beneficial owners whose stock is held in street name do not receive the Proxy Card. Instead, they receive voting instruction forms from their bank, broker or other agent. Beneficial owners may also be able to vote by telephone or the Internet. Beneficial owners should follow the instructions on the voter instruction form or proxy ballot they receive from their bank, broker or other agent.

Proxies which are not revoked will be voted at the Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named in this Proxy Statement (Proposal 1); FOR the authorization of an Amendment to the Company’s Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors (Proposal 2); and FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal 3).

A Stockholder who so desires may revoke his proxy at any time before it is voted at the Meeting by: (i) delivering written notice to us (attention: Corporate Secretary); (ii) duly executing and delivering a proxy bearing a later date; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

The Board of Directors knows of no other matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy Card or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Only Stockholders as of the close of business on May 17, 2010 (the “Record Date”) are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 7,848,774 shares of our common stock outstanding and entitled to vote, with each share entitled to one vote. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the beneficial ownership of our common stock by our directors, executive officers and stockholders known to us to own 5% or more of our common stock.

Our common stock is traded on the NASDAQ Capital Market under the symbol “PCGR.” On May 17, 2010, the reported closing price for the common stock on the NASDAQ Capital Market was $0.65. Stockholders are urged to obtain the current market quotation for the shares of our common stock.

Required Votes

The presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum for the transaction of business. Each share of PC Group common stock entitles the holder to one vote on each matter presented for stockholder action. The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of each nominee as a director (Proposal 1). The affirmative vote of at least a majority of the outstanding shares of the Company’s common stock entitled to notice of and to vote at the Meeting is necessary for the authorization of an Amendment to the Company’s Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors (Proposal 2). The affirmative vote of a majority of the votes in person or represented by proxy entitled to vote is necessary for the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal 3).

Since the affirmative vote of a plurality of votes cast is required for Proposal 1, abstentions and “broker non-votes” will have no effect on the outcome of such election. Since the affirmative vote of at least a majority of the outstanding shares of the Company’s common stock entitled to notice of and to vote at the Meeting is necessary for the approval of Proposal 2, abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum only and, therefore, “abstentions and broker non-votes” will have the same effect as a vote against Proposal 2. Since the affirmative vote of a majority of the votes cast is necessary for approval of Proposal 3, an abstention will have the same effect as a negative vote, but “broker non-votes” will have no effect on the outcome of the voting.

An independent inspector of elections appointed by us will tabulate votes at the Meeting.

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may be precluded from exercising their discretion, depending on the type of proposal involved. Brokers have such discretion to vote absent instructions with respect to certain “routine” matters but not with respect to matters that are considered “non routine.” An uncontested election of directors and approval of a charter amendment to effect a reverse stock split are considered to be “non-routine” matters, while the ratification of accountants is considered a “routine” matter. Accordingly, if you are a beneficial stockholder and your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 3 even if the broker does not receive voting instructions from you. However, without voting instructions from you, your broker will not be able to vote your shares on Proposals 1 and 2.

Shares as to which brokers have not exercised discretionary authority or received instructions from beneficial owners are considered “broker non-votes,” and will be counted for purposes of determining whether there is a quorum.

Proxy Solicitation

The Company will bear the costs of the solicitation of proxies for the Meeting. Our directors, officers and employees may solicit proxies from Stockholders by mail, telephone, e-mail, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them and such parties will be reimbursed for their reasonable expenses.

List of Stockholders

In accordance with Delaware General Corporation Law (the “DGCL”), a list of Stockholders entitled to vote at the Meeting will be available for ten days prior to the Meeting, for any purpose germane to the Meeting, between the hours of 10:00 a.m. and 5:00 p.m., local time, at our offices at 419 Park Avenue South, Suite 500, New York, New York 10016.

It is desirable that as large a proportion as possible of the Stockholders’ interests be represented at the Meeting. Therefore, even if you intend to be present at the Meeting, please vote your shares via the Internet as set forth on the enclosed Proxy Card, or sign and mail the enclosed Proxy Card, to ensure that your stock will be represented. If you are present at the Meeting and desire to do so, you may withdraw your proxy and vote in person by giving written notice to the Secretary of the Company. Please vote via the Internet or return your executed Proxy Card promptly.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 7, 2010, certain information regarding beneficial ownership of our common stock by (a) each person or entity who is known to us owning beneficially 5% or more of our common stock, (b) each of our directors, (c) each of our named executive officers and (d) all named executive officers and directors as a group. Unless otherwise indicated, each of the Stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o 419 Park Avenue South, Suite 500, New York, New York 10016. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent(1)
Warren B. Kanders, Chairman of the Board of Directors One Landmark Square Stamford, CT 06901	3,857,105	(2)	40.22%
David M. Knott 485 Underhill Blvd. Syosset, NY 11791	1,716,112	(3)	17.94%
York Credit Opportunities Fund, LP c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, NY 10153	1,052,631	(4)	11.83%
Wynnefield Capital Management, LLC 450 7th Avenue, Suite 509 New York, NY 10123	903,056	(5)	10.37%
Peter A. Asch, Director and President of Twincraft, Inc. 2 Tigan Street Winooski, VT 0540	775,572	(6)	9.72%
White Rock Capital Management, LP 3131 Turtle Creek Blvd. Dallas, TX 75219	700,000	(7)	8.92%
Ashford Capital Management, Inc. P.O. Box 4172 Wilmington, DE 19807	631,579	(8)	7.45%
Stephen M. Brecher, Director	52,500	(9)	*
Burtt R. Ehrlich, Director	222,805	(10)	2.80%
Stuart P. Greenspon, Director	214,877	(11)	2.71%
David S. Hershberg, Director	15,000	(12)	*
W. Gray Hudkins, Director, President and Chief Executive Officer	418,529	(13)	5.08%

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent(1)
Kathleen P. Bloch, Vice President, Chief Operating Officer and Chief Financial Officer	53,629	(14)	*
Directors and executive officers as a group (8 persons)	5,610,017	(15)	53.78%

*	Less than 1%
(1)	The applicable percentage of beneficial ownership is based on 7,848,774 shares of common stock outstanding as of May 7, 2010, plus, with respect to particular persons, shares of common stock that may be acquired upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days, including conversion of the Company’s outstanding 5% convertible subordinated notes due December 7, 2011 (the “Notes”).
(2)	Includes 1,506,856 shares presently issued and outstanding held by Langer Partners, LLC, 200,000 shares presently issued and outstanding held by Kanders & Company, Inc. (“Kanders & Company”) and 409,050 common shares presently issued and outstanding held by Mr. Kanders; 515,000 shares acquirable upon the exercise of options held by Langer Partners, LLC; 669,044 shares acquirable upon conversion of $3,118,880 in principal amount of the Notes held by Mr. Kanders as trustee for members of his family; 457,155 shares acquirable upon conversion of $2,131,120 in principal amount of Notes held by Mr. Kanders individually; and 100,000 shares acquirable upon exercise of options held by Kanders & Company. Mr. Kanders, who is the Chairman of our Board of Directors, is the sole voting member and sole manager of Langer Partners, LLC, and the sole stockholder of Kanders & Company. Does not include 500,000 shares awarded to Mr. Kanders as a restricted stock award under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), which award is not presently vested and which is not expected to vest within 60 days after the date hereof.
(3)	Includes 1,716,112 shares issuable upon conversion of $8,000,000 in principal amount of Notes held by Mr. Knott and related entities controlled by Mr. Knott. Based on information in the Schedule 13G, as amended, filed on February 14, 2007 by Mr. Knott and certain affiliates, Mr. Knott shares voting power with respect to certain of such shares with an affiliate.
(4)	Represents 1,052,631 shares acquirable upon conversion of $5,000,000 in principal amount of Notes held by York Credit Opportunities Fund, LP. The share ownership is based solely upon the Notes issued to York Credit Opportunities Fund, L.P. Based on information in the Schedule 13G, as amended, filed on February 16, 2010 by York Credit Opportunities Fund, LP.
(5)	Includes 17,000 shares held by Wynnefield Partners Small Cap Value, LP.; 14 ,000 shares held by Wynnefield Partners Small Value Offshore Fund, Ltd.; and 14,000 shares held by Wynnefield Partners Small Cap Value LP1. Also, includes 343,222 shares acquirable upon conversion of $1,600,000 in principal amount of Notes held by Wynnefield Small Cap Value Offshore Fund, Ltd., 214,514 shares acquirable upon conversion of $1,000,000 in principal amount of Notes held by Wynnefield Partners Small Cap Value, LP, and 300,320 shares acquirable upon conversion of $1,400,000 in principal amount of Notes held by Wynnefield Partners Small Cap Value LP I (collectively, the “Wynnefield Entities”). Messrs. Nelson Obus and Joshua Landes are the co-managing members of these three funds or the companies that own these funds and have the shared power to vote and dispose of the shares of our common stock issuable upon conversion of the Notes owned by the Wynnefield Entities. The share ownership is based solely upon Notes issued to the Wynnefield Entities.
(6)	Includes 133,333 shares, but excludes 66,667 shares, acquirable by Mr. Asch under options which vest in three equal annual consecutive tranches commencing on January 23, 2009.
(7)	Includes 475,000 shares held by White Rock Capital Management, L.P. (“White Rock Capital”); 175,000 shares held by White Rock Capital (TX), Inc. (“White Rock, Inc.”) for the account of an institutional client; and 50,000 shares held by Thomas U. Barton, Joseph U. Barton and an employee of White Rock, Inc. The general partner of White Rock Management is White Rock, Inc. Messrs. Thomas U. Barton and Joseph U. Barton are the shareholders of White Rock, Inc. and have the shared power to vote and dispose of the shares of common stock held by White Rock Management. Based upon information in the Schedule 13G filed on April 14, 2010 by White Rock Management, L.P.

(8)	Includes 631,579 shares issuable upon conversion of $3,000,000 in principal amount of Notes held by Ashford Capital Management, Inc. Based solely upon information in the Schedule 13G, as amended, filed on February 12, 2010 by Ashford Capital Management, Inc.
(9)	Consists of 52,500 shares acquirable under options awarded to Mr. Brecher. Does not include 7,500 shares awarded to Mr. Brecher as a restricted stock award under the 2005 Plan, which award is not presently vested and which is not expected to vest within 60 days after the date hereof.
(10)	Includes 111,376 options granted to Mr. Ehrlich. Does not include 7,500 shares awarded to Mr. Ehrlich as a restricted stock award under the 2005 Plan, which award is not presently vested and which is not expected to vest within 60 days after the date hereof.
(11)	Includes 52,500 shares acquirable upon exercise of options granted to Mr. Greenspon, and 32,177 shares issuable upon conversion of a Note held by Mr. Greenspon in the principal amount of $150,000. Does not include (i) 41,903 shares held by his wife, Ms. Camilla Trinchieri, as to which Mr. Greenspon disclaims beneficial ownership, or (ii) 7,500 shares awarded to Mr. Greenspon as a restricted stock award under the 2005 Plan, which award is not presently vested and is not expected to vest within 60 days after the date hereof.
(12)	Includes 15,000 shares acquirable upon exercise of options granted to Mr. Hershberg.
(13)	Includes 337,500 shares acquirable upon exercise of options granted to Mr. Hudkins. Does not include 275,000 shares awarded to Mr. Hudkins as a restricted stock award under the 2005 Plan, which award is not presently vested and is not expected to vest within 60 days after the date hereof. Includes 53,629 shares issuable upon conversion of a Note in the principal amount of $250,000 held by Mr. Hudkins.
(14)	Includes 53,629 shares issuable upon conversion of a Note in the principal amount of $250,000 held by Ms. Bloch. Does not include a restricted stock award of 75,000 shares of common stock granted to Ms. Bloch under the Company’s 2007 Stock Incentive Plan, which award is not presently vested and will vest in full upon the later to occur of (i) the Company’s achievement of trailing 12-month EBITDA of $25,000,000, and (ii) the Company’s common stock having a closing price of $15.00 for five trading days in any period of 10 consecutive trading days. The award would expire if it has not vested on or before September 4, 2017, or if Ms. Bloch is no longer an employee of the Company at the time of vesting.
(15)	Includes 2,567,883 shares acquirable upon exercise of stock options and warrants, or conversion of Notes, held by such persons.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that we may have between three and seven directors, with such number to be fixed by the Board of Directors. The number of directors is currently fixed at seven. Under the Company’s Bylaws and applicable law, our directors are elected annually at the annual meeting of stockholders.

The respective terms of office of the directors continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with our Bylaws. There are no family relationships among any of our directors or executive officers.

Unless otherwise specified, each proxy received will be voted for the election of directors of the seven nominees named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. If any nominee becomes unable or unwilling to accept a nomination or election, the persons named in the enclosed Proxy Card will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with our Bylaws.

When considering whether nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating/Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below, which contains information regarding the person’s service as a director, business experience, and director positions held currently or at any time during the last five years. The Nominating/Corporate Governance Committee and Board of Directors determined that each of those directors was an effective and committed member of the Board of Directors and, therefore, that all such directors should be proposed for re-election.

The following persons have been nominated as directors:

Peter A. Asch, 49, became a director of the Company on January 23, 2007, immediately following our acquisition of Twincraft, Inc., from Mr. Asch and the other former holders of the Twincraft capital stock. Mr. Asch serves as the President of Twincraft and of our personal care products division, and was previously the Chief Executive Officer of Twincraft from 1995 through 2007. Mr. Asch graduated with a B.S. in Political Science and International Relations from Queen’s University, located in Kingston, Ontario, in 1983.

Stephen M. Brecher, 70, has been a member of our Board of Directors since May 1, 2006 and is Chairman of our Audit Committee. In February 2006, he joined the certified public accounting firm of Weiser LLP as a Senior Advisor and currently serves as Partner in charge of the tax practice. Mr. Brecher was an independent consultant from April 2005 to January 2006 and was a principal of XRoads Solutions Group, an international consulting firm from September 2001 to March 2005. Prior thereto, he spent 33 years at KPMG LLP, a certified public accounting firm, 26 years of which as a tax partner specializing in international banking. Mr. Brecher is a CPA and attorney and a member of the New York State Bar. He also served as a member of the board of directors of Refco, Inc., a public company, from January 2006 through December 2006. The Board of Directors has identified Mr. Brecher as the audit committee financial expert under the listing requirements of the NASDAQ Capital Market and has determined that Mr. Brecher is independent of the Company based on the NASDAQ Capital Market’s definition of “independence.”

Burtt R. Ehrlich, 70, has been a member of our Board of Directors since February 13, 2001, and is a member of our Audit Committee, our Compensation Committee and our Nominating/Corporate Governance Committee. Mr. Ehrlich served as our Chairman of the Board of Directors from February 2001 until November 2004. Mr. Ehrlich served as a director of Armor Holdings, Inc., a manufacturer and supplier of military vehicles, armed vehicles and safety and survivability products and systems to the aerospace & defense, public safety, homeland security and commercial markets, which was listed on The New York Stock Exchange, from January 1996 until July 2007, when it was acquired by BAE Systems plc. Mr. Ehrlich has served as a member of the Board of Directors of Clarus Corporation, a publicly-held company, since

June 2002. Mr. Ehrlich served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992, and as a director of Benson Eyecare Corporation, which was a publicly-held company, from October 1992 until November 1995. Mr. Ehrlich is member of the Board of Trustees of The Arbitrage Fund, a registered investment company.

Stuart P. Greenspon, 70, has been a member of our Board of Directors since November 8, 2005 and is a member of our Audit Committee, our Compensation Committee and our Nominating/Corporate Governance Committee. Mr. Greenspon has been an independent business consultant for more than 10 years. Prior to that, he was an owner and operating officer of Call Center Services, Inc. from 1990 to 1995 and of Pandick Technologies, Inc. from 1982 to 1989.

David S. Hershberg, 68, was appointed a Director in June 2008 and is a member of our Compensation Committee and our Nominating/Corporate Governance Committee. Mr. Hershberg is a graduate of New York University and Harvard Law School and has served in various legal and business capacities for companies such as IBM, Shearson Lehman Brothers (Vice Chairman), and Viatel, Inc. (Executive Vice President, Finance and Law), in addition to directorships at Bank Julius Baer and OutSource International. Since 2006, Mr. Hershberg has served as a consultant to companies such as Aquiline LLC, The Solaris Group, Colchis Capital, CapIntro and Sevara Partners. From 1995 until 2006, Mr. Hershberg served as vice president and assistant general counsel responsible for the corporate legal group at IBM.

W. Gray Hudkins, 34, became our Chief Operating Officer effective as of October 1, 2004 and our President and Chief Executive Officer effective January 1, 2006. He became a director of the Company in June 2006. Mr. Hudkins served as Director of Corporate Development for Clarus Corporation from December 2002 until September 2004, as a principal in Kanders & Company from December 2003 until September 2004, and as Director of Corporate Development for the Company from April 2004 until September 2004. From February 2002 until December 2002, Mr. Hudkins served as Manager of Financial Planning and Development for Bay Travelgear, Inc., a branded consumer products company based in New York and Chicago. From April 2000 until February 2002, Mr. Hudkins served as an associate at Chartwell Investments LLC, a New York based private equity firm, and from August 1999 until April 2000, Mr. Hudkins served as an associate at Saunder, Karp & Megrue L.P., a private merchant bank based in Stamford, Connecticut. Mr. Hudkins graduated cum laude with an A.B. in Economics and a Certificate in Germanic Language and Literature from Princeton University in 1997.

Warren B. Kanders, 52, has been a Director and Chairman of our Board of Directors since November 12, 2004. From May 2007 until September 2009, Mr. Kanders served as a director of Highlands Acquisition Corp., a publicly-held blank check company. Mr. Kanders has served as the President of Kanders & Company, Inc. since 1990. Prior to the acquisition of Armor Holdings, Inc., formerly a New York Stock Exchange-listed company and a manufacturer and supplier of military vehicles, armored vehicles and safety and survivability products and systems to the aerospace and defense, public safety, homeland security and commercial markets, by BAE Systems plc on July 31, 2007, Mr. Kanders served as the Chairman of the Board of Armor Holdings, Inc. since January 1996 and as its Chief Executive Officer since April 2003. Mr. Kanders has served as a member of the Board of Directors of Clarus Corporation, a publicly-held company, since June 2002 and as the Executive Chairman of Clarus Corporation’s Board of Directors since December 2002. From April 2004 until October 2006, Mr. Kanders served as the Executive Chairman, and from October 2006 until September 2009, served as the Non-Executive Chairman of the Board of Stamford Industrial Group, Inc., which was an independent manufacturer of steel counterweights. From October 1992 to May 1996, Mr. Kanders served as Vice Chairman of the Board of Benson Eyecare Corporation, a publicly-held distributor of eye care products and services. Mr. Kanders received a B.A. degree in Economics from Brown University.

The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting of Stockholders is necessary for the election of directors (assuming a quorum of a majority of the outstanding shares of common stock is present).

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED DIRECTOR NOMINEES.

GOVERNANCE OF THE COMPANY

Corporate Governance

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The Company’s management and our Board of Directors has reviewed and continues to monitor our corporate governance practices in light of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (the “Commission”), and the listing requirements of the NASDAQ Capital Market. Based on that review, the Board of Directors maintains codes of ethics and conduct, corporate governance guidelines, committee charters, complaint procedures for accounting and auditing matters and an Audit Committee pre-approval policy.

Corporate Governance Guidelines and Documents

The Company has adopted a Code of Ethics for CEO and Senior Financial Officers, a copy of which may be accessed at the Company’s corporate website, www.pcgrpinc.com, by clicking on “About Our Company,” and selecting “Corporate Governance.”

The Code of Ethics for CEO and Senior Financial Officers, the Code of Business Conduct and Ethics for Directors, Officers and Employees, the Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines, and the Charters of our Audit, Compensation and Nominating/Corporate Governance Committees were adopted for the purpose of promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and promoting compliance with all applicable rules and regulations that apply to the Company and its officers and directors. The foregoing materials may be accessed at www.pcgrpinc.com, our Internet website, by clicking on “Investor Relations” and selecting “About Our Company,” and then selecting “Corporate Governance.” In addition, you may request, without charge, a copy of our Code of Ethics for CEO and Senior Financial Officers, the Code of Business Conduct and Ethics for Directors, Officers and Employees, the Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines, and the Charters of our Audit, Compensation and Nominating/Corporate Governance Committees by submitting a written request for any of such materials to: PC Group, Inc., c/o the Corporate Secretary at 419 Park Avenue South, Suite 500, New York, New York, 10016.

Board of Directors

Our Board of Directors is currently comprised of the following seven members: Warren B. Kanders, Peter A. Asch, Stephen M. Brecher, Burtt R. Ehrlich, Stuart P. Greenspon, David S. Hershberg and W. Gray Hudkins. The Board of Directors has standing Audit, Compensation and Nominating/Corporate Governance Committees. The Company does not have a formal policy as to Board of Director attendance at our annual meetings of Stockholders. All members of our Board of Directors then in office attended last year’s annual stockholders meeting which was held on July 14, 2009. In the year ended December 31, 2009, the Board of Directors held nine meetings, the Audit Committee held five meetings, the Compensation Committee held no meetings, but acted once by unanimous written consent, and the Nominating/Corporate Governance Committee held no meetings. In the year ended December 31, 2009, each director attended at least 75% of all meetings of the Board of Directors and each committee of the Board of Directors of which he was a member.

Director Independence

In accordance with the rules of the Commission and the listing requirements of the NASDAQ Capital Market, the Board of Directors has evaluated each of its directors’ independence from the Company based on the definition of “independence” established by the NASDAQ Capital Market. In its review of each director’s independence from the Company, the Board of Directors reviewed whether any transactions or relationships exist currently or, during the past year existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent registered public accounting firm. The Board of Directors also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates.

Based on the Board of Director’s review and the NASDAQ Capital Market’s definition of “independence,” the Board of Directors has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

Stephen M. Brecher
Burtt R. Ehrlich
Stuart P. Greenspon
David S. Hershberg

In addition, based on such standards, the Board of Directors has determined that: (i) Warren B. Kanders is not independent because he is the Chairman of the Board of Directors and the largest stockholder of the Company, and (ii) Messrs. Hudkins and Asch are not independent because (A) Mr. Hudkins is the President and Chief Executive Officer of the Company, and (B) Mr. Asch is the President of Twincraft and president of our personal care products division.

Board of Directors Leadership Structure

Since 2001, the offices of Chairman and Chief Executive Officer of the Company have been held by different individuals. Our Board of Directors is led by a non-executive Chairman, Mr. Kanders. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the Board of Director’s independence from management. In addition, separating these roles allows Mr. Hudkins, our Chief Executive Officer, to focus his efforts on running our business and managing the Company, while we are able to benefit from Mr. Kanders’ extensive business experience, as well as his corporate governance experience as a member of the boards of directors of other public companies.

Board of Director’s Role in Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, provides risk oversight. In its risk oversight role, the Board of Directors must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance, and reviewing measures to address and mitigate risks. While the full Board of Directors is charged with overseeing risk management, various committees of the Board of Directors and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a significant role in monitoring and assessing our financial, legal, and operational risks, and receives regular reports from the management team’s senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. Additionally, the Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.

Stockholder Communications with Directors

Stockholders may send communications to the Board of Directors or any committee thereof by writing to the Board of Directors or any such committee at PC Group, Inc., c/o the Corporate Secretary at 419 Park Avenue South, Suite 500, New York, New York 10016. The Corporate Secretary will distribute all Stockholder communications to the intended recipients and/or distribute to the entire Board of Directors, as appropriate.

In addition, Stockholders may also contact any non-management director by writing to the Corporate Secretary at PC Group, Inc., 419 Park Avenue South, Suite 500, New York, New York 10016. The Corporate Secretary will review and distribute all Stockholder communications to the intended recipients and/or distribute to the entire Board of Directors, as appropriate.

Complaint Procedures

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee as follows: PC Group, Inc., c/o Chairman of the Audit Committee, 419 Park Avenue South, Suite 500, New York, New York 10016. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” The Company has set up a toll-free number with an independent service provider to facilitate such reporting. Employees should report their concerns by calling 888-475-8376. The independent service provider will then make a report of the caller’s concerns to the Audit Committee Chair and the Company’s outside counsel.

Audit Committee

The Audit Committee is responsible for the oversight and evaluation of (i) the qualifications, independence and performance of our independent registered public accounting firm; (ii) the performance of our internal audit function; and (iii) the quality and integrity of our financial statements and the effectiveness of our internal controls over financial reporting. In addition, the committee recommends to the Board of Directors the appointment of independent accountants and analyzes the reports and recommendations of such firm. The committee also prepares the Audit Committee report required by the rules of the Commission, and the report is included in this proxy statement on page 15. During 2009, the Audit Committee consisted of Messrs. Brecher, Ehrlich, and Greenspon, each of whom was determined by the Board of Directors to be independent of the Company based on the NASDAQ Capital Market’s definition of “independence.” The Board of Directors has identified Mr. Brecher as the audit committee financial expert and determined that Mr. Brecher is independent of the Company based on the NASDAQ Capital Market’s definition of “independence.” Following the Annual Meeting, the Audit Committee will continue to consist of Messrs. Brecher (Chairman), Ehrlich and Greenspon.

Compensation Committee

The Compensation Committee reviews recommendations for executive compensation, including incentive compensation and stock incentive plans and makes recommendations to the Board of Directors concerning levels of executive compensation and adoption of incentive and stock plans. Pursuant to the Compensation Committee’s charter, the Committee’s authority generally includes the authority to do each of the following:

•	To assist the Board of Directors in developing and evaluating potential candidates for executive positions, including the chief executive officer, and to oversee the development of executive succession plans.
•	To review and approve corporate goals and objectives with respect to compensation for the Company’s Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, determine and approve the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to the Company’s chief executive officer in past years.
•	To make recommendations to the Board of Directors with respect to non-chief executive officer compensation, incentive-compensation plans and equity-based plans. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers.
•	To review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee shall have and shall exercise all the authority of the Board of Directors with respect to the administration of such plans.
•	To produce the compensation committee report on executive compensation to be included in the Company’s proxy statement.
•	To review on an annual basis director compensation and benefits.

The Compensation Committee has the authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee may deem appropriate in its sole discretion. A copy of the charter of the Compensation Committee is available at the Company’s website, www.pcgrpinc.com, by clicking on “About Our Company,” and selecting “Corporate Governance.”

During 2009, the Compensation Committee consisted of Messrs. Ehrlich (Chairman), Greenspon and Hershberg, each of whom was determined by the Board of Directors to be independent of the Company.

Nominating/Corporate Governance Committee

The purpose of the Nominating/Corporate Governance Committee is to identify, evaluate and nominate qualified candidates for election to the Board of Directors and to review the Company’s corporate governance guidelines and other related documents for compliance with applicable laws and regulations such as the Sarbanes-Oxley Act of 2002 and the NASDAQ Capital Market’s listing requirements. The Nominating/Corporate Governance Committee considers all qualified candidates identified by members of the Committee, by other members of the Board of Directors, and by senior management. The Nominating/Corporate Governance Committee will also consider nominees recommended by Stockholders. The names of such nominees should be forwarded to PC Group, Inc., c/o the Corporate Secretary at 419 Park Avenue South, Suite 500, New York, New York 10016, who will submit them to the committee for its consideration. During 2009, the Nominating/Corporate Governance Committee consisted of Messrs. Ehrlich (Chairman), Greenspon and Hershberg, each of whom the Board of Directors has determined to be “independent” as defined in the listing requirements of the NASDAQ Capital Market. A copy of the charter of the Nominating/Corporate Governance Committee is available at the Company’s website, wwwpcgrpinc.com, by clicking on “About Our Company,” and selecting “Corporate Governance.”

Candidates for the Board of Directors should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in the Company; have no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to the Company and its Stockholders; and have the ability and willingness to spend the time required to function effectively as a director of the Company. The Nominating/Corporate Governance Committee may engage third-party search firms from time to time to assist it in identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee evaluates nominees recommended by Stockholders, by other individuals and by the search firms in the same manner, as follows: The Nominating/Corporate Governance Committee reviews biographical information furnished by or about the potential nominees to determine whether they have the experience and qualities discussed above; when a Board of Directors vacancy occurs or is anticipated, the Nominating/Corporate Governance Committee determines which of the qualified candidates to interview, based on the current needs of the Board of Directors and the Company, and members of the Nominating/Corporate Governance Committee meet with these individuals. If, after such meetings, the Nominating/Corporate Governance Committee determines to recommend any candidate to the Board of Directors for consideration, that individual is invited to meet with the entire Board of Directors. The Board of Directors then determines whether to select the individual as a director-nominee. The Nominating/Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying candidates for director. Nevertheless, the Nominating/Corporate Governance Committee’s evaluation of director candidates takes into account their ability to contribute to the diversity of age, background, experience, viewpoints, and other individual qualities and attributes represented on the Board of Directors and the Nominating/Corporate Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board of Directors.

Compensation of Directors

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties on our Board of Directors and Board of Directors committees as well as the skill-level required by the Company of members of the Board of Directors and the need to continue to attract highly qualified candidates to serve on our Board of Directors. Director compensation arrangements are reviewed annually to maintain such standards.

The non-management directors of the Company received cash in the amount of $15,000 in 2009 and are expected to receive a like amount in 2010, payable in quarterly installments during the course of the year. In addition, the Chairs of the Compensation Committee and the Audit Committee each received $10,000 in 2009 for their services as Chair of such committees and are expected to receive like amounts in 2010, which will be payable in quarterly installments during the course of the year.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer has, within the last ten years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any property or any business of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or practice; (iv) been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended or vacated; (v) been subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding, not subsequently reversed , suspended or vacated, relating to allegations of violation of any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (vii) been subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not aware of any material proceedings to which any of our directors, executive officers or affiliates or any security holder, including any owner of record or beneficially of more than 5% of any class of our voting securities, is a party adverse to or has a material interest adverse to us the Company or any of its subsidiaries.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee consisting of three directors. Each of the members of the Audit Committee is independent from the Company and is financially literate as that qualification is interpreted by the Board of Directors, the NASDAQ Capital Market and the Commission. The Board of Directors has adopted a written charter with respect to the Audit Committee’s roles and responsibilities.

Management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements of the Company, the financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2009, with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the quarterly and annual earnings press releases, our quarterly filings with the Commission on Form 10-Q during 2009, our annual report filed with the Commission on Form 10-K for the year ended December 31, 2009, and our consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and Rule 2-07 (Communication With Audit Committees) of Regulation S-X of the Rules of the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence from the Company and its management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of audit and non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee discussed with the independent accountants, with and without management present, the results of their examination, the evaluation of the Company’s internal controls, and the overall quality and integrity of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Commission.

AUDIT COMMITTEE

Stephen M. Brecher (Chairman)
Burtt R. Ehrlich
Stuart P. Greenspon

PRINCIPAL ACCOUNTING FEES AND SERVICES

Aggregate fees for professional services rendered for the Company by BDO Seidman, LLP for the years ended December 31, 2009 and 2008 were:

	2009	2008
Audit Fees	$303,269	$356,799
Audit Related Fees	2,500	65,424
Tax Fees	32,500	103,633
Total	$338,269	$525,856

Audit Fees.  The Audit Fees for the years ended December 31, 2009 and 2008, respectively, were for professional services rendered for the audit of our consolidated financial statements for such years, and for the review of our unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q for 2009 and 2008. In addition, Audit Fees for such years also include fees for services rendered to us by BDO Seidman, LLP for statutory audits and review of documents filed with the Commission.

Audit Related Fees.  The Audit Related Fees for the year ended December 31, 2009 were related to the review of the Company’s proxy statement. The Audit Related Fees for the year ended December 31, 2008 were related to the divestitures of various business during 2008.

Tax Fees.  Tax Fees as of the years ended December 31, 2009 and 2008 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and advice, including assistance with and representation in tax audits and appeals, and advice related to asset disposals and mergers and acquisitions.

All Other Fees.  There were no other fees incurred for the years ended December 31, 2009 and 2008.

Auditor Independence.  The Audit Committee has considered the non-audit services provided by BDO Seidman, LLP and determined that the provision of such services had no effect on BDO Seidman, LLP’s independence from the Company.

Audit Committee Pre-Approval Policy and Procedures.  The Audit Committee must review and pre-approve all audit and non-audit services provided by BDO Seidman, LLP, our independent registered public accounting firm, and has adopted a Pre-approval Policy which requires all audit and non-audit services to be approved by the Audit Committee before services are rendered. In conducting reviews of audit and non-audit services, the Audit Committee will determine whether the provision of such services would impair the accountants’ independence. The Audit Committee will only pre-approve services which it believes will not impair our accountants’ independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Any proposed services exceeding pre-approved fee ranges or limits must be specifically pre-approved by the Audit Committee.

Each pre-approval request shall be accompanied by detailed back-up documentation regarding the specific services to be provided. The pre-approval request shall identify whether the proposed services was initially recommended by the auditor. Each pre-approval request for any non-audit service must be accompanied by a statement of the accountants (which may be in writing or given orally to the Audit Committee) as to whether, in the accountants’ view, the request or application is consistent with the Commission’s rules on auditor independence.

For the fiscal years ended December 31, 2009 and 2008, the Audit Committee has not waived the pre-approval requirement for any services rendered by BDO Seidman, LLP.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers as of May 17, 2010. Our executive officers are appointed by and serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
W. Gray Hudkins	34	President and Chief Executive Officer, and Director
Peter A. Asch	49	President of Twincraft, Inc., President of our personal care products division, and Director
Kathleen P. Bloch	55	Vice President, Chief Operating Officer and Chief Financial Officer

Information about the business backgrounds of Messrs. Hudkins and Asch is set forth under “Proposal 1 — Election of Directors.” Ms. Bloch’s business background is as follows:

Kathleen P. Bloch, age 55, was appointed Chief Operating Officer of the Company on October 8, 2008. Since September 4, 2007, Ms. Bloch has served, and continues to serve, as the Company’s Chief Financial Officer, Vice President and Secretary. Prior to joining the Company in September 2007, Ms. Bloch was employed by The Silverman Group, of Short Hills, New Jersey, from January 2007 until September 2007. For 10 years prior thereto, she was employed by Silver Line Building Products Corporation, a leading, privately held manufacturer of vinyl windows. She served as Chief Financial Officer from 1999 until 2006, when the company was acquired by Andersen Corporation, a leading manufacturer of windows. Ms. Bloch received a Master of Business Administration in 1990 from LaSalle University, Philadelphia, Pennsylvania, and a Bachelor of Science in Accounting in 1978.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee”) assists the Board of Directors in establishing compensation packages for the Company’s executive officers and non-employee directors and administering the Company’s incentive plans. The Compensation Committee is generally responsible for setting and administering the policies which govern annual salaries of executive officers, raises and bonuses and certain awards of stock options, restricted stock awards and other awards, under the Company’s incentive plans and otherwise, and, where applicable, compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) and such responsibility is generally limited to the actions taken by the Compensation Committee, although at times the full Board of Directors has determined annual salaries of executive officers, raises and, where the Company has determined that compliance with the provisions of IRC Section 162(m) is not required, bonuses as well as grants of stock options and common stock without having first received recommendations from the Compensation Committee. From time to time, the Compensation Committee reviews our compensation packages to ensure that they remain competitive with the compensation packages offered by similarly-situated companies and continue to incentivize management and align management’s interests with those of our Stockholders.

The Compensation Committee is comprised of three directors. Each member of the Compensation Committee meets the independence requirements specified by the NASDAQ Capital Market and by Section 162(m) of the Internal Revenue Code.

Executive Compensation Philosophy

The general philosophy of our executive compensation program is to attract and retain talented management while ensuring that our executive officers are compensated in a way that advances the interests of our Stockholders. In pursuing these objectives, the Compensation Committee believes that it is critical that a substantial portion of each executive officer’s compensation be contingent upon our overall performance. The Compensation Committee is also guided by the principles that our compensation packages must be competitive, must support our overall strategy and objectives, must provide significant rewards for outstanding financial performance while establishing clear consequences for underperformance and must align management’s interests with the interests of shareholders by linking compensation with performance. Annual bonuses and long-term awards for our executive officers should take into account not only objective financial goals, but also individual performance goals that reinforce our core values, which include leadership, accountability, ethics and corporate governance. It is the Compensation Committee’s responsibility to determine the performance goals for the performance-based compensation payable to our named executive officers in compliance with section 162(m) of the IRC, subject to ratification by the Board of Directors. Subject to this limitation, the Compensation Committee may also make recommendations to the Board of Directors with respect to non-chief executive officer compensation and, either alone or with the other independent members of our Board of Directors, to determine and approve our Chief Executive Officer’s compensation.

In determining the compensation packages for our executive officers and non-employee directors, the Compensation Committee and the Board of Directors have evaluated the history and performance of the Company, previous compensation practices and packages awarded to the Company’s executive officers and non-employee directors, and compensation policies and packages awarded to executive officers and non-employee directors at similarly-situated companies.

Use of Outside Consultants

The Compensation Committee has the authority to retain and terminate any independent compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. In 2009, the Compensation Committee did not engage any such consultants.

Compensation Program Components

Our executive compensation program emphasizes company performance, individual performance and an increase in stockholder value over time in determining executive pay levels. Our executive compensation program consists of three key elements: (i) annual base salaries; (ii) a performance-based annual bonus; and (iii) periodic grants of stock options, restricted stock and performance shares. The Compensation Committee believes that this three-part approach best serves our and our Stockholders’ interests by motivating executive officers to improve our financial position, holding executives accountable for the performance of the organizations for which they are responsible and by attracting key executives into our service. Under our compensation program, annual compensation for executive officers is composed of a significant portion of pay that is “at risk” — specifically, the annual bonus, stock options, restricted stock and performance shares.

Annual Cash Compensation

Base Salary.  In reviewing and approving the base salaries of our executive officers, the Compensation Committee considers the scope of work and responsibilities, and other individual-specific factors; the recommendation of the Chief Executive Officer (except in the case of his own compensation); compensation for similar positions at similarly-situated companies; and the executive’s experience. Except where an existing agreement establishes an executive’s salary, the Compensation Committee reviews executive officer salaries annually at the end of the year and establishes the base salaries for the upcoming year. In 2009, the salaries for the Company’s named executive officers were established pursuant to their respective employment agreements.

Performance-Based Annual Bonus.  With regard to the compensation of the named executive officers subject to section 162(m) of the IRC, the Compensation Committee establishes the performance goals and then certifies the satisfaction of such performance goals prior to the payment of the performance-based bonus compensation. In reviewing and approving the annual performance-based bonus for our executive officers, the Compensation Committee may also consider an executive’s contribution to the overall performance of the Company as well as annual bonuses awarded to persons holding similar positions at similarly-situated companies. Bonuses may be paid under the 2007 Annual Incentive Plan, or otherwise at the discretion of the Compensation Committee or the Board of Directors.

Equity-Based Compensation

Executive officers of the Company and other key employees who contribute to the growth, development and financial success of the Company are eligible to be awarded stock options, shares of restricted common stock, bonuses of shares of common stock, and performance shares of common stock under our 2005 and 2007 Stock Incentive Plans and the 2007 Annual Incentive Plan. Awards under these plans help relate a significant portion of an employee’s long-term remuneration directly to stock price appreciation realized by all our Stockholders and aligns an employee’s interests with those of our Stockholders. The Compensation Committee believes equity-based incentive compensation aligns executive and stockholder interests because (i) the use of a multi-year lock-up schedule for equity awards encourages executive retention and emphasizes long-term growth, and (ii) paying a significant portion of management’s compensation in our equity provides management with a powerful incentive to increase stockholder value over the long-term. In connection with the Company’s prior acceleration of the vesting and issuance of certain stock options, the Company required the optionees who do not have employment agreements with the Company to execute lock-up, confidentiality and non-competition agreements as a condition to the acceleration of such stock options. Such lock-up, confidentiality and non-competition agreements executed with the Company’s employees provide the Company with added protection. In addition, the lock-up restrictions serve as an employee retention mechanism since the lock-up restrictions will be extended for an additional five-year period in the event an employee terminates his/her employment with the Company while any of such lock-up restrictions are still in effect. The Compensation Committee determines appropriate individual long-term incentive awards in the exercise of its discretion in view of the above criteria and applicable policies. In 2009, the Company did not grant any awards of restricted stock or options under any of the plans to any of its executive officers.

Perquisites and Other Personal and Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees.

The Company maintains a qualified 401(k) plan that provides for a Company contribution based on a matching schedule of a maximum of the lower of (i) 25% of each given employee’s annual 401(k) contribution, or (ii) 4% of each given employee’s annual salary. On February 9, 2009, the Company terminated its 401(k) match.

The Company also provides named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Accounting and Tax Considerations

Section 162(m) of the IRC generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1,000,000 paid for any year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table contained herein. Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by Stockholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period. The Compensation Committee desires to maximize deductibility of compensation under Section 162(m) of the IRC to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee also believes that it must reserve the right to award compensation which it deems to be in the best interests of our Stockholders but which may not be tax deductible under Section 162(m) of the IRC.

Post-Employment and Other Events

Retirement, death, disability and change-in-control events trigger the payment of certain compensation to the named executive officers that is not available to all salaried members. Such compensation is discussed under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Role of Executive Officers in Compensation Decisions

The Compensation Committee determines the total compensation of our Chief Executive Officer and oversees the design and administration of compensation and benefit plans for all of the Company’s employees. Our Chief Executive Officer has met with the Compensation Committee to present topical issues for discussion and education as well as specific recommendations for review. The Chairman of the Board of Directors and the Chief Executive Officer may attend a portion of many Compensation Committee meetings. The Compensation Committee also obtains input from our legal, finance and tax functions, as appropriate.

Summary

The Compensation Committee believes that the total compensation package has been designed to motivate key management to improve the operations and financial performance of the Company, thereby increasing the market value of our Common Stock.

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company’s chief executive officer and other senior executive officers who served as such during the year ended December 31, 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Award ($)	Option Award ($) (1)	All Other Compensation ($)		Total ($)
W. Gray Hudkins, President and Chief Executive Officer	2009	$100,000	(2)	$—	—	$—	$20,384	(3)	$120,384
	2008	300,000		—	—	—	22,875		322,875
	2007	300,000		—	—	—	7,750		307,750
Kathleen P. Bloch, Vice President, Chief Operating Officer and Chief Financial Officer	2009	250,000		—	—	—	361	(4)	250,361
	2008	250,000		—	—	—	2,875		252,875
	2007	76,923	(5)	—	—	—	—		76,923
Peter A. Asch, President, Twincraft, Inc.	2009	294,000	(6)	—	—	—	20,141	(7)	314,141
	2008	291,193		—	—	—	22,815		314,008
	2007	271,385		—	—	603,837	21,514		896,736

(1)	The amounts in the “Option Awards” column reflect grant date fair value computed in accordance with FASB ASC Topic 718. The models include factors and estimates utilizing the Black-Sholes option-pricing model, and they are more fully discussed in Note 15, Stock Options, to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.

The fair value of stock based awards is calculated through the use of option price models. For options granted to named executives in 2007, the factors used in these models are a market value of $4.20 per share on the date of the grant, the stated option exercise price of $4.20 per share, the term of the option period which was seven years, the annualized volatility estimated to be 72.94 percent, and a discount rate based upon the bond equivalent yield of 4.81%. This computation, which is in accordance with FASB ASC Topic 718, yields a fair value per option of approximately $3.02.

(2)	Mr. Hudkins’ base compensation under his employment agreement is $300,000 per year. Effective January 1, 2009, Mr. Hudkins agreed to forego a portion of his salary and to receive a salary of $100,000 from the Company for fiscal year 2009. See “Employment Agreements — W. Gray Hudkins” below.
(3)	“All Other Compensation” amount shown for Mr. Hudkins in 2009 consists of $384 in matching contributions under the Company’s 401(k) defined contribution retirement plan and $20,000 in non-accountable expense allowance pursuant to Mr. Hudkins’ employment agreement.
(4)	“All Other Compensation” amount shown for Ms. Bloch in 2009 consists of $361 in matching contributions under the Company’s 401(k) defined contribution retirement plan.
(5)	Ms. Bloch joined the Company on September 4, 2007.
(6)	Mr. Asch joined the Company on January 23, 2007, in connection with the Twincraft acquisition.
(7)	“All Other Compensation” amount shown for Mr. Asch in 2009 includes $141 in contributions under the Company’s 401(k) defined contribution retirement plan and $20,000 in non-accountable expense allowance pursuant to Mr. Asch’s employment agreement. Mr. Asch’s employment agreement expired on January 23, 2010, but Mr. Asch continues to be employed as an at-will employee by the Company on substantially the same terms as those contained in his prior employment agreement relating to base compensation and benefits.

Employment Agreements

W. Gray Hudkins

On October 9, 2007, the Company entered into a new employment agreement with W. Gray Hudkins, the Company’s President and Chief Executive Officer, replacing his prior employment agreement with the Company which expired on September 30, 2007. Under the new employment agreement, Mr. Hudkins’ base compensation is $300,000 per year, subject to increase as the Compensation Committee and the Board of

Directors may determine from time to time. Mr. Hudkins is eligible for participation, at the discretion of the Compensation Committee and the Board of Directors, in the Company’s 2005 Stock Incentive Plan and 2007 Stock Incentive Plan, and to receive other benefits generally available to the Company’s executives, and to the maintenance of a $1 million life insurance policy payable to beneficiaries named by Mr. Hudkins. The term of the agreement is three years, with a one-year renewal option, subject to the right of either party to terminate the employment on notice. Mr. Hudkins has a right to six months’ severance if his employment is terminated by the Company without cause, or if the Company declines to renew the agreement for the one-year renewal term. The agreement contains certain confidentiality, non-competition, and non-solicitation provisions. Effective January 1, 2009, Mr. Hudkins agreed to forego a portion of his salary and to receive a salary of $100,000 from the Company for fiscal year 2009. On August 5, 2009, in recognition of Mr. Hudkins’ agreement to forego a portion of his salary, the Company agreed for 2009 to require Mr. Hudkins to devote only such business time and energies to the business and affairs of the Company as the Company and Mr. Hudkins would agree is necessary and appropriate. On May 5, 2010, Mr. Hudkins agreed to the same arrangement as in the previous year to forego a portion of his salary and to receive a salary of $100,000 from the Company for fiscal year 2010 and to devote only such business time and energies to the business and affairs of the Company as the Company and Mr. Hudkins would agree is necessary and appropriate.

Kathleen P. Bloch

On September 4, 2007, the Company entered into an employment agreement with Kathleen P. Bloch, the Company’s Vice President, Chief Operating Officer and Chief Financial Officer. The employment agreement has a term of three years, subject to termination without cause at the discretion of either party. Ms. Bloch receives base compensation at the rate of $250,000 per year, and is eligible for discretionary bonuses as determined by the Compensation Committee from time to time. At the commencement of her employment on September 4, 2007, Ms. Bloch received a restricted stock award of 75,000 shares of common stock under the Company’s 2007 Stock Incentive Plan, which will vest in full upon the later to occur of (i) the Company’s achievement of trailing 12-month EBITDA of $25,000,000, and (ii) the Company’s common stock having a closing price of $15.00 for five trading days in any period of 10 consecutive trading days. The award will expire if it has not vested within 10 years, or if Ms. Bloch is no longer an employee of the Company. “EBITDA” is defined in the employment agreement and the related restricted stock award agreement to mean earnings (excluding non-recurring events in the discretion of the Board of Directors) before interest, taxes, depreciation and amortization in any four consecutive calendar quarters, as reflected in the Company’s Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, as applicable, commencing with the quarter beginning October 1, 2007. In the event of a divestiture of a business unit of the Company, EBITDA for any such period of four quarters that includes the date of the divestiture shall be the greater of (i) the actual EBITDA for the relevant four quarters, and (ii) the sum of (A) the actual EBITDA through the date of divestiture and (B) the actual EBITDA from the date of divestiture less EBITDA attributable to the divested portion of the business plus an amount equal to 20% of the purchase price paid to the Company in the divestiture.

Peter A. Asch

On January 23, 2007, in connection with the Twincraft acquisition, Twincraft, which is now a wholly-owned subsidiary of the Company, entered into an employment agreement with Mr. Asch, who serves as president of Twincraft. This agreement was for a term of three years and provided for initial base compensation of $294,000 per year (subject to increase at the discretion of the Company’s Board of Directors), plus annual discretionary bonuses. The agreement also provided that Mr. Asch would receive a non-accountable expense allowance at the rate of $20,000 per year, payable monthly. In addition, under the employment agreement, Mr. Asch received a stock option award under the Company’s 2005 Stock Incentive Plan to purchase 200,000 shares of the Company’s common stock having an exercise price equal to $4.20 per share, of which (i) 66,666 vested on January 23, 2009; (ii) 66,666 vested on January 23, 2010; and (iii) 66,667 vest on January 23, 2011. Mr. Asch’s employment agreement expired on January 23, 2010, but Mr. Asch continues to be employed as President of Twincraft as an at-will employee by the Company on substantially the same terms as those contained in the employment agreement relating to base compensation and benefits.

Grants of Plan-Based Awards

There were no awards to named executive officers in 2009 under the Company’s 2005 and 2007 Stock Incentive Plans.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and stock awards held by the named executive officers at December 31, 2009:

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Gray Hudkins	50,000	(1)	—		—	$4.89	11/8/15	—	—	—		—
	137,500	(1)	—		—	6.52	6/23/15	—	—	—		—
	150,000	(1)	—		—	7.50	11/12/14	—	—	—		—
	—		—		—	—	—	—	—	275,000	(2)	—
Kathleen P. Bloch	—		—		—	—	—	—	—	75,000	(3)	—
Peter A. Asch	—		200,000	(4)	—	4.20	1/23/11	—	—	—		—

(1)	On December 20, 2005, the Company accelerated the vesting date of unvested options to December 31, 2005. Thus, the options of Mr. Hudkins became fully vested on December 31, 2005.
(2)	Represents a restricted stock award to Mr. Hudkins under the 2005 Stock Incentive Plan which vests upon a change of control, or upon the Company’s achieving $10 million EBITDA in any trailing four-quarter period commencing with the period beginning January 1, 2007.
(3)	Represents a restricted stock award to Ms. Bloch under the 2007 Stock Incentive Plan which vests upon the Company’s achieving $25 million EBITDA in any trailing four-quarter period commencing with the period beginning October 1, 2007, and the fair market value of the Company’s stock is not less than $15.00 in any five consecutive trading days.
(4)	Stock options issued under the 2005 Stock Incentive Plan granted to Mr. Asch in connection with the Company’s purchase of Twincraft on January 23, 2007. The options vest in three equal consecutive annual tranches commencing January 23, 2009.

Option Exercises and Stock Vested During Fiscal 2009

There were no options exercised by any of the Company’s named executive officers, and no vesting of stock award held by the Company’s named executive officers, in the year ended December 31, 2009.

Pension Benefits — Fiscal 2009

There were no pension benefits earned by the Company’s named executive officers in the year ended December 31, 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have any nonqualified defined contribution or other nonqualified deferred compensation plans covering its named executive officers.

Potential Payments Upon Termination or Change of Control

The information below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment under the following circumstances: voluntary termination by the executive, termination for cause by the Company, termination without cause by the Company, termination following a change of control, and termination on account of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and estimates of the amounts which would be paid out to the executives upon their termination under the circumstances indicated. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination.  Regardless of the manner in which a named executive officer’s employment terminates, he or she may be entitled to receive amounts earned during his term of employment.

Payments Made Upon a Change of Control.  Named executive officers may be entitled to additional amounts if he or she is terminated following a change of control. Generally, pursuant to the named executive officers’ employment agreements, a change of control is deemed to occur in the event that:

•	the current members of the Board of Directors cease to constitute a majority of the Board of Directors;
•	the Company shall have been sold by either (i) a sale of all or substantially all its assets, or (ii) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (iii) a tender offer, whether solicited or unsolicited; or
•	any party, other than the Company, is or becomes the “beneficial owner” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of voting securities representing 50% or more of the total voting power of the Company.

W. Gray Hudkins

In the event Mr. Hudkins voluntarily terminates his employment with the requisite 90 days notice or if his employment is terminated by the Company with cause, he is not entitled to any compensation payments following the date of termination.

If Mr. Hudkins’ employment is terminated by the Company without cause, Mr. Hudkins would be entitled to receive his base salary then in effect ($300,000 as of December 31, 2009) for a period of six (6) months ($150,000) plus six (6) months non-accountable expense allowances ($10,000). If Mr. Hudkins’ employment agreement expires without renewal, he would be entitled to receive his base salary then in effect ($300,000 as of December 31, 2009) for a period of six (6) months ($150,000) plus six (6) months non-accountable expense allowance ($10,000). If the Company elects, it may continue to pay base salary to Mr. Hudkins for an additional six months, provided he continues to comply with the terms and conditions of the non-competition and non-solicitation provisions in his employment agreement.

In the event of a change of control, Mr. Hudkins would immediately vest in 275,000 shares of restricted stock awards granted to him under the 2005 Incentive Stock Award Plan. At December 31, 2009, based upon the closing common stock market price of $0.32, these awards would be worth $88,000. All lock-up agreements with respect to common stock acquirable upon exercise of Mr. Hudkins’ options would automatically expire upon a change of control.

Upon the event of his death or disability, Mr. Hudkins’ estate would be entitled to receive base compensation for the remainder of the month for which death or disability occurred, which would not exceed $25,000. Upon Mr. Hudkins’ death, his beneficiary would receive the proceeds of a $1 million life insurance policy.

Kathleen P. Bloch

If Ms. Bloch’s employment is terminated by the Company with or without cause, or if she voluntarily terminates her employment with the requisite two-weeks notice, she is not entitled to any compensation payments following the date of termination. In addition, Ms. Bloch is not entitled to any potential payments upon a change of control. Upon the event of her death or disability, Ms. Bloch’s estate would be entitled to receive base compensation for the remainder of the month for which death or disability occurred, which would not exceed $20,834.

Peter A. Asch

If Mr. Asch’s employment is terminated by the Company with or without cause, or if he voluntarily terminates his employment with the requisite two-weeks notice, he is not entitled to any compensation payments following the date of termination. In addition, Mr. Asch is not entitled to any potential payments upon a change of control. Upon the event of his death or disability, Mr. Asch’s estate would be entitled to receive base compensation for the remainder of the month for which death or disability occurred, which would not exceed $24,500.

Director Summary Compensation Table

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2009:

Name(1)	Fees Earned or Paid in Cash ($)	Total ($)
Warren B. Kanders(2)	$—	$—
Stephen M. Brecher	25,000	25,000
Burtt R. Ehrlich	25,000	25,000
Stuart P. Greenspon	15,000	15,000
David S. Hershberg	15,000	15,000

(1)	W. Gray Hudkins, the Company’s President and Chief Executive Officer, and Peter A. Asch, the President of Twincraft, Inc., are not included in this table. Messrs. Hudkins and Asch are employees of the Company and receive no additional compensation for their services as directors. The compensation for Mr. Hudkins and Mr. Asch as employees of the Company is shown in the Summary Compensation Table and other tables in “Executive Compensation” showing compensation of named executive officers. Mr. Asch was not an employee or director of the Company prior to January 23, 2007.
(2)	Warren B. Kanders, the Company’s Chairman, does not receive compensation in his role as a director of the Company. Mr. Kanders is a principal of Kanders & Company, which receives consulting fees from the Company. See “Certain Relationships and Related Transactions” below.

In 2010, the non-management directors of the Company other than Mr. Kanders, will each receive cash in the amount of $15,000 which is payable in quarterly installments during the course of the year. In addition, the Chairs of the Compensation Committee and the Audit Committee will each be paid an additional $10,000 in 2010 to serve as the Chairs of such committees, which will be payable in quarterly installments during the course of the year.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

MEMBERS OF THE COMPENSATION COMMITTEE

Burtt R. Ehrlich (Chairman)
Stuart P. Greenspon
David S. Hershberg

Compensation Committee Interlocks and Insider Participation

During 2009, none of the members of our Compensation Committee, (i) served as an officer or employee of the Company or its subsidiaries, (ii) was formerly an officer of the Company or its subsidiaries or (iii) entered into any transactions with the Company or its subsidiaries, other than stock option agreements and restricted stock awards. During 2009, none of our executive officers (i) served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and any persons who beneficially own more than 10% of our capital stock to file with the Commission (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during 2009 were timely filed with the Commission and the NASDAQ Capital Market, with the exception of the following filing being late: Peter A. Asch reporting on August 24, 2009 an acquisition of common stock that occurred on August 18, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement with Kanders & Company.  On November 12, 2004, the Company entered into a consulting agreement (the “Prior Consulting Agreement”) with Kanders & Company, Inc., the sole stockholder of which is Warren B. Kanders, the Company’s Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC (“Langer Partners”), the Company’s largest stockholder. The Prior Consulting Agreement provides that Kanders & Company will act as the Company’s non-exclusive consultant to provide the Company with strategic consulting and corporate development services for a term of three years. Kanders & Company and Mr. Kanders are required to devote only as much time to the Company’s business as they deem appropriate. Pursuant to the Prior Consulting Agreement, Kanders & Company is entitled to an annual fee of $300,000 and may receive separate compensation for assistance, at the Company’s request, with certain transactions or other matters to be determined by the Board of Directors from time to time. During 2009, Kanders & Company continued to render consulting services to the Company and the Company continued to pay for such services in accordance with the terms of the expired Prior Consulting Agreement, as approved by the Board of Directors. On May 5, 2010, the Company entered into a new consulting agreement (the “Consulting Agreement”) with Kanders & Company, which replaces the Prior Consulting Agreement. The Consulting Agreement provides that Kanders & Company will act as the Company’s non-exclusive consultant to provide the Company with strategic consulting and corporate development services for a term of one year. Kanders & Company will receive, pursuant to the agreement, an annual fee of $300,000 in addition to separate compensation for assistance, at the Company’s request, with certain transactions. The Company has also agreed to provide Kanders & Company with indemnification protection which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error or misstatement by Kanders & Company alleged by any claimant.

5% Convertible Subordinated Notes.  On December 8, 2006, the Company sold $28,880,000 of the Company’s 5% Convertible Notes due December 7, 2011 (the “Notes”) in a private placement. Warren B. Kanders, the Company’s Chairman of the Board of Directors, purchased $2,000,000 of the Notes, and Stuart P. Greenspon, a director of the Company, purchased $150,000 of the Notes. The number of shares of common stock issuable on conversion of the Notes, as of December 31, 2009, is 6,195,165, subject to adjustment for stock splits, stock dividends and certain issuances of common stock hereafter at prices less than the current conversion price, and the conversion price as of such date was $4.6617. During the year ended December 31, 2008, Mr. Kanders purchased $3,250,000 of the Notes and W. Gray Hudkins, President and Chief Executive Officer, and Kathleen P. Bloch, the Company’s Chief Operating Officer and Chief Financial Officer, each purchased $250,000 of the Notes from prior Note holders.

Lease Agreement — Winooski, Vermont.  On January 23, 2007, in connection with the acquisition by the Company of Twincraft, Inc. (“Twincraft”) from four individuals, including Peter A. Asch, President of Twincraft and one of the Company’s directors and a nominee for election as a director, Twincraft entered into a lease agreement (the “Winooksi Lease”) with Asch Partnership, a Vermont general partnership, the principals of which are the father and uncle of Mr. Asch. Pursuant to the Winooski Lease, Twincraft leases approximately 90,500 square feet of space in Winooski, Vermont, for use as a manufacturing facility. The Winooski Lease runs for seven years, commencing January 23, 2007 (the “Initial Term”) and is subject to an additional seven year term at Twincraft’s option (the “Extended Term”). Base rent during year one of the Initial Term was $362,000 per annum, is $452,500 in the lease year commencing January 23, 2008, and remains $452,500 per annum for the remaining five years of the Initial Term. Additionally, Twincraft has an option to purchase the property covered by the Winooski Lease for $4,000,000 during the third through seventh years of the Initial Term, and at fair market value during the Extended Term. Twincraft is also responsible for payments to cover taxes and operating expenses relating to the Winooksi Lease.

Lease Agreement — Essex, Vermont.  On January 23, 2007, in connection with the Twincraft acquisition, Twincraft entered into an amendment to its existing sublease agreement dated October 1, 2003 (the “Essex Lease”) with Asch Enterprises, LLC (“Asch Enterprises”), a Vermont limited liability company, the principal of which is Mr. Asch. Pursuant to the Essex Lease, Twincraft leases approximately 76,000 square feet in Essex, Vermont, for use as a warehouse facility. The term of the Essex Lease expires on October 1, 2010. Base rent during the term of the Essex Lease is $303,600 per annum. In the event Asch Enterprises exercises its option under the prime lease to purchase the property covered by the Essex Lease, Asch Enterprises will pay Twincraft 25% of the rent paid by Asch Enterprises to the over-landlord of the Essex Lease subsequent to the closing of the Twincraft acquisition. Twincraft is also responsible for payments to cover taxes and operating expenses relating to the Essex Lease.

Insurance Commissions and Advisory Fees.  In connection with the Company’s provision of health insurance and related employee benefits, the Company retained, on April 11, 2008, the advisory services of Krauter & Company, of New York, New York, an insurance broker that employs Garrison Hudkins, who is a brother of W. Gray Hudkins. For the year ending December 31, 2009, Krauter & Company earned insurance brokerage commissions and advisory fees of approximately $30,000 out of the insurance premiums paid by the Company with respect thereto. A portion of such commissions and advisory fees may be directly or indirectly paid to Garrison Hudkins. The Company believes the price and other terms of such insurance coverage and the fees for advisory services are no less favorable than could be obtained from an unrelated party. Effective February 1, 2010, the Company terminated the services of Krauter & Company.

Review of Transactions with Related Persons.  The transactions described above involving Mr. Asch was the result of arm’s length negotiations which were closed prior to his becoming a director or a stockholder of the Company. The transaction with respect to the Notes was a private placements of unregistered convertible debt securities, and the rates and terms of the transactions were set by the Board of Directors based on its estimates of the rates and other terms that would enable the Company to raise the targeted amount of funds, and after arms-length negotiations with certain purchasers of the Notes. The Board of Directors consulted with an independent investment banker who acted as a placement agent in connection with the private placements. Mr. Kanders purchased less than 7% of Notes. The Consulting Agreement with Kanders & Company, was approved by the Board of Directors immediately prior to Mr. Kanders’ joining the Board of Directors and was based upon a review of compensation paid by other public companies for the kinds of services to be rendered under the Consulting Agreement. The Board of Directors has a general practice of requiring directors interested in a transaction not to participate in deliberations or to vote upon transactions in which they have an interest, and to be sure that transactions with directors, executive officers and major shareholders are on terms that align the interests of the parties to such agreements with the interests of the Stockholders.

Consulting Agreement between W. Gray Hudkins and Kanders & Company.  The Company’s President and Chief Executive Officer and a director of the Company provides certain consulting services to Kanders & Company, the sole stockholder of which is Warren B. Kanders, the Company’s Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC, the Company’s largest stockholder.

PROPOSAL 2

AUTHORIZATION OF AN AMENDMENT TO OUR
CERTIFICATE OF INCORPORATION TO EFFECT A
REVERSE STOCK SPLIT AT THE DISCRETION OF
OUR BOARD OF DIRECTORS

Introduction

Our common stock is quoted on the NASDAQ Capital Market under the symbol “PCGR.” For our common stock to continue to be quoted on the NASDAQ Capital Market, we must satisfy various continued listing requirements established by NASDAQ. Among other things, our common stock must have a minimum bid price of at least $1.00 per share. Under NASDAQ’s continued listing requirements, if the closing bid price of shares of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by NASDAQ, NASDAQ may delist our common stock from trading on the NASDAQ Capital Market. In that event, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternative markets are generally considered to be markets that are less efficient and less broad than the NASDAQ Capital Market. We are not currently in compliance with the minimum bid price requirement, and we have until July 19, 2010 to regain compliance or we may be delisted.

In response to our common stock having a minimum bid price of less than $1.00 and after careful consideration, the Board of Directors has unanimously determined that it would be in the best interests of the Company and our stockholders to authorize the Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our common stock, par value $0.02 per share, at its sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law using a conversion ratio within the approved range, as defined in the section entitled “Conversion Ratio,” to be implemented for the purpose of increasing the market price of our common stock above the NASDAQ Capital Market’s minimum bid requirement. In addition, notwithstanding approval of this Proposal 2 by stockholders, the Board of Directors may determine not to effect, and could abandon, a reverse stock split without further action by our stockholders. If the Board of Directors determines not to implement a reverse stock split prior to the date of the 2012 Annual Meeting of Stockholders, the Board of Directors authorization granted by stockholders pursuant to this Proposal 2 would be deemed revoked and without any further effect.

The Board of Directors recommends that you approve at the 2010 Annual Meeting of Stockholders this Proposal 2.

Reasons for a Reverse Stock Split

One of the primary objectives in effecting the reverse stock split would be to raise the per share trading price of our common stock in order to maintain the eligibility of our common stock for listing on the NASDAQ Capital Market and avoid delisting. The Board of Directors believes that a reverse stock split will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price continued listing requirement. However, our common stock may not remain equal to or in excess of $1.00 for a substantial period of time. The market price of our common stock is also based on other factors, in addition to the number of shares outstanding, including our future performance. A second objective would be to increase the price per share in order to enhance the marketability of our common stock. The Board of Directors believes that the current price per share of our common stock diminishes the effective marketability of such stock because of the reluctance of many leading brokerage firms to recommend lower-priced stock to their clients. Additionally, the policies and practices of a number of brokerage firms with respect to the payment of commissions based on stock price tend to discourage individual brokers within those firms from dealing in lower-priced stocks.

If approved, the Board of Directors would effect a reverse stock split only upon the Board of Director’s determination that a reverse stock split would be in the best interests of the stockholders at the time and would optimize the long-term value of our common stock and have the least impact on the short-term value of our stock. The Board of Directors believes it can best have the opportunity to achieve these objectives if the stockholders give the Board authority to effect a reverse stock split at its sole discretion using a conversion ratio within the approved range, as defined in the section entitled “Conversion Ratio.”

Risks Associated with a Reverse Stock Split

While we believe that a higher stock price may help generate investor interest in our common stock, a reverse stock split may not result in a stock price that will attract brokers, institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. There are numerous factors and contingencies that could affect our stock price following a reverse stock split, including the status of the market for our stock at the time, our reported results of operations in future periods and general economic, market and industry conditions. Additionally, there is a risk that there may be inadequate liquidity in the market for our common stock due to the fewer number of shares outstanding following a reverse stock split, which could adversely affect our stock price. Accordingly, although the price of our common stock is likely to increase with a reverse stock split, there can be no assurance that the market will sustain any such increase. If the market price of our common stock declines after a reverse stock split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after a split will be lower than before the split. In addition, a decline in the market price of our common stock after a reverse stock split may result in a greater percentage decline than would occur in the absence of a split.

Following a reverse stock split, our outstanding shares would be reduced, which may lead to reduced trading volume and less liquidity for our common stock. That may increase the volatility of our stock price.

A reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in lots of even multiples of 100 shares.

Conversion Ratio

If you approve this Proposal 2, the Board of Directors would be authorized to implement a reverse stock split using a conversion ratio in a range from one-for-two to one-for-six (the “approved range”). Please note that the number of shares of common stock authorized will remain unchanged following the reverse stock split, which will have the effect of increasing the number of authorized but unissued shares of common stock available for future issuance. The Company has no current plans, proposals or arrangements to issue any of these authorized and unreserved/unissued shares. Currently, the number of authorized shares of common stock and preferred stock is 24,750,000 and 250,000, respectively.

The determination of the conversion ratio at which the reverse stock split would be effected will be based upon those market or business factors deemed relevant by the Board of Directors at that time, including: the per share trading price of our common stock; compliance with the NASDAQ Capital Market’s continued listing requirements; existing and expected marketability and liquidity of our common stock; prevailing stock market conditions; business developments affecting the company; our actual or forecasted results of operations; and the likely effect of the reverse stock split on the market price of our common stock.

Timing and Effective Date

To effect a reverse stock split, the Board of Directors would determine the timing and specific ratio for such a split from the approved range. No further action on the part of stockholders will be required to either implement or abandon a reverse stock split. We would communicate to the public prior to the effective date of a reverse stock split additional details regarding the reverse stock split, including the timing and specific ratio selected by the Board of Directors.

If the stockholders approve this Proposal 2 and the Board of Directors decides to implement a reverse stock split, we will file a Certificate of Amendment with the Delaware Secretary of State to our existing Certificate of Incorporation to amend Article FOURTH substantially as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Twenty Five Million (25,000,000) shares, of which Two Hundred Fifty Thousand (250,000) shares shall be preferred stock, $1.00 par value per share (hereinafter referred to as “Preferred Stock”), and of which Twenty Four Million Seven Hundred Fifty Thousand (24,750,000) shares shall be common stock, $0.02 par value per share. Upon the closing of the trading market on the filing date of this Amendment to the Certificate of Incorporation with the Delaware Secretary of State, a one-for-____ reverse stock split shall take effect such that each ___ (__) outstanding shares of Common Stock shall be converted into one (1) share of Common Stock. No fractional shares will be issued upon such reverse stock split. Any fractional shares to which any holder of Common Stock would be entitled by virtue of such reverse stock split will be rounded up to the next whole share. There is hereby expressly vested in the Board of Directors the authority to fix in the resolution or resolutions providing for the issue of each series of Preferred Stock, the voting power and the designations, preferences and relative, participating, optional or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated.”

The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the Delaware Secretary of State and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split as determined by the Board of Directors in its sole discretion from the approved range. We would issue a press release and file a Current Report on Form 8-K to announce the amendment of our Certificate of Incorporation. A reverse stock split will become effective at the close of the stock market on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-split shares of common stock will be deemed, for all corporate purposes, to evidence ownership of the reduced number of post-split shares of common stock (based on the ratio selected).

In addition, notwithstanding approval of this Proposal 2 by stockholders, the Board of Directors may determine not to effect, and could abandon, a reverse stock split without further action by our stockholders. If the Board of Directors determines not to implement a reverse stock split prior to the date of the 2012 Annual Meeting of Stockholders, the Board of Directors authorization granted by stockholders pursuant to this Proposal 2 would be deemed revoked and without any further effect.

Effects of a Reverse Stock Split if Implemented

If a reverse stock split is approved and implemented, a reverse stock split would be effected simultaneously for all of our common stock and the exchange ratio would be equal for all of our common stock. A reverse stock split would affect all of our stockholders uniformly and would not affect any holder’s percentage ownership interest in the company, except to the extent that any fractional share resulting from a reverse stock split would be rounded up to the next whole share. Our reporting requirements under the Securities Exchange Act of 1934, as amended, would not be affected. If a reverse stock split is approved and implemented, our common stock would continue to be reported on the NASDAQ Capital Market under the symbol “PCGR”.

If a reverse stock split is approved and implemented, it would not reduce the number of our authorized shares, as described under “Conversion Ratio” above. All issued and outstanding shares of common stock will be adjusted by the ratio selected by the Board of Directors. As of May 7, 2010, we had 7,848,774 shares of common stock outstanding.

If a reverse stock split is approved and implemented, all outstanding equity awards under our 2001 stock incentive plan, 2005 stock incentive plan and 2007 stock incentive plan (collectively, the “Plans”) and all non-Plan equity awards, and any shares of common stock issuable upon conversion of our 5% convertible notes will be adjusted by the ratio selected by the Board of Directors and will be rounded up to the nearest whole share. As of May 7, 2010, we had 1,697,752 shares of common stock issuable upon the exercise of options outstanding; 3,149,748 shares of our common stock reserved for future issuance under the Plans; and 6,195,165 shares of common stock issuable upon exercise of our 5% convertible notes. No cash payment will be made in respect of any fractional share. A reverse stock split will not affect the expiration date of outstanding stock options or warrants.

As soon as practicable after the effective date of a reverse stock split, our transfer agent would mail a transmittal form to each holder of record that holds certificates of our common stock that would be used in forwarding certificates for surrender and the exchange into new post-split common stock in book-entry form to which the holder is entitled as a consequence of the reverse stock split. The transmittal form would be accompanied by instructions specifying other details of the exchange. After receipt of a transmittal form, each holder, as applicable, would surrender the certificates formerly representing shares of our common stock and, in exchange, would receive a book-entry statement reflecting the number of shares of common stock to which the holder is entitled following a reverse stock split. No stockholder would be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from our transfer agent.

The number of shares of common stock you own would automatically be reduced without any further action on your part and without regard to the date that you physically surrender your certificates to our transfer agent. Each certificate representing pre-split shares of common stock would, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, would be deemed to represent only the number of post-split shares of common stock as a result of the reverse stock split. Note that you would not be entitled to receive any dividends or other distributions payable by us after the reverse stock split is effective until you surrender and exchange your certificates. If we issue and pay any dividends or make any distributions, these amounts would be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange. We have no current plans to pay any dividends or to make any distributions.

If you hold your shares in book entry form through our transfer agent, no action would be required on your part. The number of shares of common stock you own would automatically be reduced, our transfer agent would update its records accordingly, and a book-entry statement reflecting your new post-split common stock would be mailed to your address of record.

No Appraisal Rights

Under Delaware law, stockholders would not be entitled to exercise appraisal rights in connection with a reverse stock split, and the Company would not independently provide stockholders with any such right.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. It addresses only stockholders who hold the pre-split shares of common stock and post-split shares of common stock as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). The following is not an exhaustive discussion of all possible U.S. federal income tax considerations relating to a reverse stock split. It does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, partnerships, dealers in securities, mutual funds, stockholders who are not U.S. persons for federal income tax purposes, stockholders who hold the pre-split shares of common stock as part of a straddle, hedge or conversion transaction, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-split shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, it does not address tax consequences under state, local, foreign or other laws.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of a reverse stock split. Each stockholder is advised to consult his, her or its own tax advisor as to the tax consequences of a reverse stock split.

A reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Accordingly, except as provided below with respect to the rounding up of any fractional shares, and provided that the fair market value of the post-split shares of common stock is equal to the fair market value pre-split shares of common stock deemed surrendered in exchange therefor, a stockholder should not recognize any gain or loss in a reverse stock split. The aggregate tax basis of the post-split shares of common stock should be equal to the aggregate tax basis of the pre-split shares of common stock, and the holding period of the post-split shares of common stock received should include the holding period of the pre-split shares of common stock.

The federal income tax consequences of rounding up to a whole share any fractional share that would otherwise result from a reverse stock split are not clear. If the receipt of an additional fraction of a share as a result of such rounding is taxed as a dividend, a stockholder will, to the extent we have earnings and profits at that time, recognize taxable dividend income equal to the fair market value of the additional fraction of a share received. However, any tax liability associated with the receipt of an additional fraction of a share is not expected to be material. Each stockholder should consult his, her or its own tax advisors regarding the tax consequences of the receipt of an additional fraction of a share.

The Company will not recognize any gain or loss as a result of the reverse stock split.

Accounting Consequences

The implementation of a reverse stock split would result in an adjustment to all share, share equivalent and per share amounts as if the reverse stock split had occurred on the first day of each period presented. If the par value of our common stock is not adjusted in connection with the reverse stock split, amounts would also be reclassified between the common stock and additional paid-in capital components of our stockholders’ deficit, with no net change occurring.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AUTHORIZATION OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT THE DISCRETION OF OUR BOARD OF DIRECTORS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP has audited our financial statements for the years ended December 31, 2009, 2008, 2007, 2006 and 2005. The Board of Directors and the Audit Committee desire to continue the services of BDO Seidman, LLP for the year ending December 31, 2010. Accordingly, the Board of Directors recommends that the Stockholders ratify the appointment by the Board of Directors of the firm of BDO Seidman, LLP to audit our financial statements for the year ending December 31, 2010. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. In the event the Stockholders do not ratify the appointment of BDO Seidman, LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2011 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 419 Park Avenue South, Suite 500, New York, NY 10016 by January 24, 2011. The proposal should be sent to the attention of the Secretary of the Company.

FORM 10-K

We will provide, without charge, to each Stockholder as of the Record Date, upon our receipt of a written request of the Stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and schedules, as filed with the Commission. Stockholders should direct the written request to the Company, c/o the Corporate Secretary at 419 Park Avenue South, Suite 500, New York, NY 10016.

For the Board of Directors

Kathleen P. Bloch
Vice President, Chief Financial Officer and Secretary

PCGROUP

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors
   Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Warren B. Kanders 02 Peter A. Asch 03 Stephen M. Brecher 04 Burtt R. Ehrlich 05 Stuart P. Greenspon
06 W. Gray Hudkins 07 David S. Hershberg

The Board of Directors recommends you vote FOR the following proposal(s):

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000068373_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

PC GROUP, INC.
Annual Meeting of Stockholders
June 23, 2010
This proxy is solicited by the Board of Directors

The undersigned hereby appoints W. Gray Hudkins and Warren B. Kanders as proxies, each with full power of substitution, and hereby authorizes each of them to appear and vote, as designated below, all shares of Common Stock of PC Group, Inc., held of record by the undersigned on May 17, 2010 at the Annual Meeting of Stockholders to be held on June 23, 2010, and any adjournments or postponements thereof, and in their discretion upon any and all other matters which may properly be brought before the meeting or any adjournments or postponements thereof, and hereby revokes all earlier proxies of the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" EACH PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

Continued and to be signed on reverse side

0000068373_2 R2.09.05.010